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                                     [LETTERHEAD]

                                                 CONTACT:  Cynthia W. Lee
                                                           (612) 661-8859


                                                           FOR IMMEDIATE RELEASE



                        TCF RESCINDS STOCK REPURCHASE PROGRAM

    MINNEAPOLIS, Feb. 25, 1997--TCF Financial Corporation (TCF)(NYSE:TCB) today announced that it has formally rescinded its stock repurchase program. TCF had 79,788 shares remaining unpurchased in its current 5 percent stock repurchase program, authorized by TCF's board of directors in December 1995. TCF'S board of directors had also authorized on Jan. 20, 1997, the repurchase of an additional 5 percent of TCF common stock, or approximately 1.7 million shares.

    TCF said the rescinded repurchase program was in connection with its pending merger with Winthrop Resources Corporation, a Minneapolis-based leasing company. The merger will be treated as a pooling of interests for accounting purposes.

    TCF is a $7.1 billion stock saving bank holding company based in Minneapolis. Its bank subsidiaries operate in Minnesota, Illinois, and Wisconsin as TCF Bank, and in Michigan and Ohio as Great Lakes Bancorp. Other TCF affiliates include consumer finance, mortgage banking, title insurance, annuity and mutual fund sales companies. TCF common stock is traded on the New York Stock Exchange under the symbol TCB.

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